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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                                January 11, 2002
                                ----------------
                                 Date of Report
                        (Date of Earliest Event Reported)

                             Tech Laboratories, Inc.
                            -------------------------
             (Exact name of Registrant as specified in its charter)


          New Jersey                000-27592                   22-1436279
-------------------------------    -----------            ----------------------
(State or other jurisdiction of    (Commission               (I.R.S. Employee
incorporation or organization)      File No.)                   I.D. Number)

          955 Belmont Avenue
       North Haledon, New Jersey                                   07508
---------------------------------------                    ---------------------
(Address of principal executive offices                         (Zip Code)



                                 (973) 427-5333
                                ----------------
              (Registrant's telephone number, including area code)


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ITEM 5.           OTHER EVENTS.

         Tech Laboratories, Inc. (the "Company") entered into a redemption and conversion agreement (the "Redemption Agreement") today with the holders (the "Holders") of its 6.5% convertible promissory notes originally issued in October 2000 (the "Notes"). Under the terms of the Redemption Agreement, the Holders are entitled to receive in two installments (i) $750,000 and 300,000 shares of stock on or before January 25, 2002, and (ii) on or before April 25, 2002, an aggregate of $360,000 plus an additional $90,000 in cash or common stock, at the election of the Company, based upon the closing price of the shares of the Company's common stock on April 18, 2002.

         Provided the Company complies with the terms of the Redemption Agreement, (i) interest on the Notes shall cease to accrue on the Notes from and after January 25, 2002, and (ii) the Holders shall not exercise their right to convert outstanding balances on the Notes into shares of common stock.

         If the Company fails to comply with the material obligations of the Redemption Agreement, such failure will be deemed an Event of Default, as defined in the Notes, and will allow each Holder to elect to cancel any unfulfilled or future redemption and conversion and to accelerate payment of all outstanding principal and interest, or $1,218,099.46, due under the Notes.

(c)      EXHIBITS.

         10.1 Redemption and Conversion Agreement dated as of January 11, 2002 by and between the Company and the Holders.

         10.2 Escrow Agreement dated as of January 11, 2002 by and between the Company, the Holders, and Grushko & Mittman, P.C.


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                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                  Tech Laboratories, Inc.

Date: January 11, 2002
                                                  By:/s/ Bernard M. Ciongoli
                                                  ------------------------------
                                                  Bernard M. Ciongoli, President